Exhibit 12.1

CABLEVISION SYSTEMS CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF

EARNINGS AVAILABLE TO COVER FIXED CHARGES

	Years Ended December 31,
	2004	2003	2002	2001	2000
Earnings:
Income/(loss) from continuing operations before income taxes	$(664,407)	$(248,347)	$(560,107)	$1,252,514	$362,359

Add:
Equity in net (income) loss of affiliates	12,991	(429,732)	42,014	68,206	17,098
Minority Interests	65,568	116,950	201,695	355,405	143,251
Fixed charges per (B) below	753,167	758,411	741,740	796,192	806,750
Amortization of previously capitalized interest	1,198	299	—	—	—
Distributed income of equity investees	433	478,987	9,668	20,924	3,392

Deduct:
Interest capitalized during period	—	(7,692)	(7,378)	(2,100)	—
Preferred stock dividend requirements of subsidiary	—	(103,242)	(174,516)	(211,437)	(200,211)

Earnings for computation purposes (A)	$168,950	$565,634	$253,116	$2,279,704	$1,132,639

Fixed Charges:
Interest on indebtedness, expensed or capitalized, including amortization of debt expense	$721,322	$623,368	$526,636	$546,104	$569,251
Preferred stock dividend requirements of subsidiary	—	103,242	174,516	211,437	200,211
Portion of rents representative of the interest factor	31,845	31,801	40,588	38,651	37,288

Fixed charges for computation purposes (B)	$753,167	$758,411	$741,740	$796,192	$806,750

Ratio of earnings to fixed charges (A)/(B)	—	—	—	2.86	1.40

Deficiency of earnings available to cover fixed charges	$(584,217)	$(192,777)	$(488,624)	$—	$—

Exhibit 12.1

CSC HOLDINGS, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF

EARNINGS AVAILABLE TO COVER FIXED CHARGES

	Years Ended December 31,
	2004	2003	2002	2001	2000
Earnings:
Income/(loss) from continuing operations before income taxes and dividend requirements	$(579,359)	$(152,297)	$(385,591)	$1,427,030	$527,663

Add:
Equity in net (income) loss of affiliates	12,991	(429,732)	42,014	68,206	17,098
Minority Interests	65,568	24,690	27,179	180,889	(22,053)
Fixed charges per (B) below	668,119	655,169	567,224	584,755	606,539
Amortization of previously capitalized interest	1,198	299	—	—	—
Distributed income of equity interests	433	478,987	9,668	20,924	3,392

Deduct:
Interest capitalized during period	—	(7,692)	(7,378)	(2,100)	—

Earnings for computation purposes (A)	$168,950	$569,424	$253,116	$2,279,704	$1,132,639

Fixed Charges:
Interest on indebtedness, expensed or capitalized, including amortization of debt expense	$636,274	$623,368	$526,636	$546,104	$569,251
Portion of rents representative of the interest factor	31,845	31,801	40,588	38,651	37,288

Fixed charges for computation purposes (B)	$668,119	$655,169	$567,224	$584,755	$606,539

Ratio of earnings to fixed charges (A)/(B)	—	—	—	3.90	1.87

Deficiency of earnings available to cover fixed charges	$(499,169)	$(85,745)	$(314,108)	$—	$—